Contacts:	Jeanne Glass	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-2131	(631) 342-2111
	jeanne.glass@ca.com	daniel.kaferle@ca.com

CA ANNOUNCES INTERIM CEO AND NEW COO

Kenneth D. Cron Named Interim Chief Executive Officer
Jeff Clarke Named Chief Operating Officer
Greg Corgan Named Senior Vice President for Worldwide Sales

ISLANDIA, N.Y., April 26, 2004 - Computer Associates International, Inc. (CA) Chairman Lewis S. Ranieri today announced that CA independent director, Kenneth D. Cron, has been named interim chief executive officer (CEO).  In addition, Ranieri named Jeff Clarke as chief operating officer (COO).

"These appointments solidify and strengthen CA's senior management team at a critical juncture in the company," Ranieri said.  "I am delighted that Ken Cron has agreed to step into the CEO's role at such an important time.  As CA's board engages in an active CEO search, Ken will provide the leadership, continuity of CA's vision and the business experience necessary to continue to move the company forward and position it for long-term success."

"Having had a chance to work closely with Jeff Clarke over the past several weeks, we realized that he is ideally suited to take on expanded responsibilities," Ranieri continued.  "When Jeff arrived at CA, we were well aware of his superior operations and management experience and we are pleased that we can draw on it at this time."

Reporting directly to Cron in addition to Clarke, are the company's research and development, technology services, legal and communications organizations.

Reporting to Clarke are the company's sales, partnership, business development, marketing, finance and human resources organizations.

As previously announced, Sanjay Kumar will remain with the company and serve as chief software architect.

Clarke announced that Greg Corgan has been appointed senior vice president for worldwide sales.  Corgan succeeds Stephen Richards, who has resigned from the company.

In his new post, Corgan leads CA's global direct sales force and is responsible for building and maintaining customer relationships.

"Greg's extensive sales background and outstanding enterprise experience make him the right person to assume this very important role for the company," Clarke said.  "Since coming to CA just a year ago, Greg already has built on the significant progress CA has made with its customers.  The new and innovative programs he has put in place will help ensure that customers continue to be CA's number one priority."

Cron, 47, joined CA's Board of Directors in 2002.  Previously, he was chairman and CEO of Vivendi Universal Games, a global leader in the publishing of online, PC and console-based interactive entertainment.  In this position, he oversaw the company's global strategy and advanced the company's development of key brand franchises.  Prior to that, he was appointed interim chief operating officer for Vivendi Universal Entertainment by media mogul Barry Diller.

He has also served as CEO of the Flipside Network where he led the development of one of the 20 most popular websites in the world, and chairman and CEO of Uproar Inc., raising $100 million in the company's initial public offering.  Cron began his career at CMP Media, Inc. and was at the company more than 20 years, rising to the level of president of publishing.  During his tenure at CMP, he transformed the trade publishing company to a publicly traded media company with revenues over $500 million.

Clarke, 42, joined CA as CFO in 2004.  Previously, he was CFO of Compaq Computer Corp. and played a key role in the $19 billion merger of Compaq and Hewlett-Packard Co. (HP) in 2002, integrating the financials, operations and cultures of the two companies.  Until late last year, he served as HP's executive vice president of global operations, a position that put him in charge of the company's supply chain, customer-to-cash, and logistics operations.  In that post, Clarke managed HP's $50 billion procurement function.

Clarke began his career with Digital Equipment Corp. in 1985.  He joined Compaq in 1998 following its acquisition of Digital.

Corgan, 50, joined CA in 2003 as senior vice president for North American Sales.  Previously, Corgan was with IBM for 24 years, where he held numerous management positions in software sales, marketing and technical support.  He served as the general manager of Software for IBM North America from 1995 through 1997, leading sales, marketing and technical support for all IBM software products, direct and indirect business channels, and independent software organizations.

From 1999 to 2000, he was senior vice president for IBM's Worldwide Solutions and was General Manager for IBM's Worldwide ERP Solutions from 1997 through 1998.  Prior to joining CA, he was senior vice president for Worldwide Operations at Terraspring, Inc., an infrastructure company, and was president and CEO of OneChem Ltd., a provider of web-based application software and connectivity services for the chemical industry.

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across infrastructure, security, storage and life cycle management to optimize the performance, reliability and efficiency of enterprise IT environments.  Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries.  For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.